As filed with the Securities and Exchange Commission on May 6, 2022

Registration No. 333-263290

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Visionary Education Technology Holdings Group Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Canada	8200	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Town Centre Blvd.

Suite 408A

Markham, Ontario, Canada L3R 8G5

905-739-0593

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dr. Simon L. Tang, Esq.

WinWin Law PLLC

9999 Bellaire Blvd.,

Suite 350

Houston, TX 77036

Tel: (713) 818-0707

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven W. Schuster, Esq. Eric Honick, Esq. Xuan (Shane) Wu, Esq. McLaughlin & Stern, LLP 260 Madison Avenue, 18th Floor New York, NY, 10016 Tel: (212) 448-1100	Ross Carmel, Esq. Carmel, Milazzo & Feil LLP 55 West 39th Street, 18th Floor New York, NY 10018 Tel: 212-658-0458

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 is being filed solely for the purpose of filing Exhibit 23.1 to this registration statement on Form F-1, or the Registration Statement, to correct a clerical error contained in Exhibit 23.1 to the Amendment No. 3 to the Registration Statement, filed on May 2, 2022, to amend Item 6 set forth in Part II of the Registration Statement regarding cross references to certain exhibits, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page, Item 6 set forth in Part II of the Registration Statement, and exhibit index of the Registration Statement. This Amendment No. 4 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 3 to the Registration Statement, filed on May 2, 2022. This Amendment No. 4 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, the exhibit index and the filed exhibit.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Ontario law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Ontario courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The Company’s by-laws provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in Ontario or elsewhere.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.45 to this registration statement, we agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer. Ms. Fan Zhou, our founder and holder of a majority of our Common Shares, has also agreed to indemnify our directors and officers against such liabilities and expensed pursuant to indemnification agreements, the form of which is filed as Exhibit 10.46 to this registration statement.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, provides for indemnification by the Underwriters and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

None

Item 8. Exhibits and Financial Statement Schedules.

(a)     Exhibits

The exhibits listed in the exhibit index, appearing elsewhere in this registration statement, have been filed as a part of this registration statement.

(b)    Financial Statement Schedules

All schedules have been omitted since they are not required or are not applicable or the required information is shown in the audited consolidated financial statements or notes thereto.

Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the SEC are not required under the related requirements or are inapplicable, and, therefore, have been omitted.

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Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)              For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)              For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(4)              That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

(6)              That, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1*	Articles of Incorporation dated August 20, 2013
3.2*	Articles of Amendment dated March 25, 2021
3.3*	Articles of Amendment dated January 19, 2022
3.4*	By-Law No. 1 dated August 20, 2013
3.5*	By-Law No. 2 dated August 20, 2013
3.6*	Audit Committee Charter adopted February 15, 2022
3.7*	Compensation Committee Charter adopted February 15, 2022
3.8*	Corporate Governance and Nominating Committee Charter adopted February 15, 2022
4.1*	Specimen Certificate evidencing Common Shares (100 Shares, No. Com-1) dated August 21, 2013
4.2*	Specimen Certificate evidencing Common Shares (100 Shares, No. Com-2) dated August 21, 2013
4.3*	Specimen Certificate evidencing Common Shares (999,900 Shares, No. Com-3) dated October 15, 2021
5.1*	Opinion of LexTransact Law with respect to certain matters of Canadian Law
10.1*	Investment Agreement by and between Conbridge College of Business and Technology dated March 1, 2021
10.2*	Agreement by and among Farvision Education Group Inc., Bai Ning, Xu Yan, and Canada Inc./Lowell Academy dated June 12, 2021
10.3*	Share Purchase Agreement by and between Max the Mutt Animation Inc. and Farvision Education Group Inc. dated December 19, 2021
10.4*	Asset Acquisition Agreement by and between Maple Toronto Art & Performance Academy and Ontario Inc. o/a Alathena International Academy Richmond Hill dated July 27, 2020
10.5*	Maple Toronto Art & Performance Academy Inc. Joint Venture Agreement by and between Farvision Education Group Inc. and Ontario Inc. dated July 15, 2020
10.6*	Agreement by and among Visionary Education Technology Holdings Group Inc., Xiao Feng Wang, Glorious Future Study Abroad Immigration Group Inc., and PrideMax International Human Resources Services Inc. dated March 25, 2021
10.7*	Merger and Acquisition Agreement by and among 123 Real Estate Development Ontario Ltd., Wang Xiao Feng, and PrideMax Construction Group Inc. dated February 25, 2019
10.8*	Agreement by and among Farvision Education Group, Wang Xiao Feng, and Princeton Career Education Group Inc. dated June 6, 2021
10.9*	Merger and Acquisition Agreement by and among 123 Natural Food Ontario Ltd., China Youth (Canada) Langton Education Technology Co., and Toronto ESchool Inc., dated November 15, 2017
10.10*	Acquisition Agreement by and among Farvision Education Group Inc., Hassan Mirazi, and Toronto High School Inc., dated November 1, 2020
10.11*	Memorandum of Understanding by and between Halifax Language Institute of Canada and Farvision Education Group Inc. dated June 28, 2021
10.12*	Memorandum of Understanding by and between Farvision Education Group Inc. and University Canada West dated February 17, 2021
10.13*	Education Recruitment Agent Agreement by and between Canadian Business Skills College of Technology and Farvision Education Group dated May 20, 2021
10.14*	Recruitment Agreement by and between Niagara University and Farvision Education Group Inc. dated July 14, 2021
10.15*	Agreement by and between Trent International, Trent University and Farvision Global Development Inc. dated July 19, 2021
10.16*	Agreement for the Recruitment and Management of Education Agents by and between GEGM Enterprises Pty Ltd. trading as AgentBee and Farvision Education Group dated June 7, 2021
10.17*	Partnership Agreement by and between Farvision Education Group Ltd. and A&M Starlight, Education and Immigration Agency dated June 7, 2021
10.18*	Agreement of Purchase and Sale of 41 Metropolitan Road by and between 123 Real Estate Development Ontario Ltd. and DIR Properties GP Inc. dated May 20, 2015
10.19*	Amendment to Agreement of Purchase and Sale of 41 Metropolitan Road by and between 123 Real Estate Development Ontario Ltd. and DIR Properties GP Inc. dated November 17, 2015

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10.20*	Agreement of Purchase and Sale of 200 Town Centre Boulevard by and between 123 Natural Food Ontario Ltd. and Markham Executive Centre Building No. 2 dated November 23, 2020
10.21*	Amendment by Letter Agreement to the Agreement of Purchase and Sale of 200 Town Centre Boulevard by and between 123 Natural Food Ontario Ltd. and Markham Executive Centre Building No. 2 dated January 25, 2021
10.22*	Agreement of Purchase and Sale of 260 Town Centre Boulevard by and between 123 Natural Food Ontario Ltd. and Markham Executive Centre Building No. 1 dated November 25, 2020
10.23*	Amendment by Letter Agreement to the Agreement of Purchase and Sale of 260 Town Centre Boulevard by and between 123 Natural Food Ontario Ltd. and Markham Executive Centre Building No. 1 dated January 25, 2021
10.24*	Agreement of Purchase and Sale of 95-105 Moatfield Drive, Toronto, Ontario by and between GTA Office DMM Inc. and 123 Real Estate Development Ontario Ltd. dated May 19, 2021
10.25*	First Amendment to Agreement of Purchase and Sale of 95-105 Moatfield Drive, Toronto, Ontario by and between GTA Office DMM Inc. and 123 Real Estate Development Ontario Ltd. dated July 23, 2021
10.26*	Second Amendment to Agreement of Purchase and Sale of 95-105 Moatfield Drive, Toronto, Ontario by and between GTA Office DMM Inc. and 123 Real Estate Development Ontario Ltd. dated August 6, 2021
10.27*	Third Amendment to Agreement of Purchase and Sale of 95-105 Moatfield Drive, Toronto, Ontario by and between GTA Office DMM Inc. and 123 Real Estate Development Ontario Ltd. dated October 5, 2021
10.28*	Credit Facility Letter by and among HSBC Bank Canada, as lender, Canada Animation Industry Group Inc., as borrower, Fan Zhou, as guarantor, Visionary Education Technology Holdings Group Inc., as guarantor, and NeoCanaan Investment Corporation, as guarantor, for the acquisition of 200 Town Centre Boulevard dated April 5, 2021
10.29*	Offer of Financing Letter by and among National Bank of Canada, as lender, 123 Natural Food Ontario Ltd., as borrower, and Fan Zhou, as guarantor, dated November 25, 2020
10.30*	Credit Facility Letter by and among HSBC Bank Canada, as lender, NeoCanaan Investment Corporation, as borrower, Fan Zhou, as guarantor, Visionary Education Technology Holdings Group Inc., as guarantor, and Canada Animation Industry Group Inc. for the acquisition of 260 Town Centre Boulevard dated April 5, 2021
10.31*	Employment Agreement by and between Visionary Education Technology Holdings Group Inc. and Dr. Thomas Traves dated November 1, 2021
10.32*	Employment Agreement by and between Visionary Education Technology Holdings Group Inc. and Katy Liu dated April 3, 2021
10.33*	Employment Agreement by and between Visionary Education Technology Holdings Group Inc. and Dr. Zaiyi Liao dated April 29, 2022
10.34*	Employment Agreement by and between Visionary Education Technology Holdings Group Inc. and Dr. Harley d’Entremont dated July 1, 2021
10.35*	Memorandum of Understanding by and between Farvision Education Group Inc. and Canadian Film and Television Institute dated May 12, 2021
10.36*	Discharge of Royal Bank of Canada Mortgage Letter dated January 15, 2021 for mortgage of the property located a 41 Metropolitan Boulevard by and between Royal Bank of Canada, as lender, and 123 Natural Food Ontario Ltd., as borrower
10.37*	Loan Agreement by and between Visionary Education Technology Holdings Group Inc. and China Youth Langton (Canada) Education Technology Co. Ltd. dated March 31, 2021
10.38*	Loan Agreement by and between Fan Zhou and 123 Real Estate Development Ontario Ltd. dated May 18, 2021
10.39*	Loan Agreement by and between Fan Zhou and 123 Real Estate Development Ontario Ltd. dated March 31, 2021
10.40*	Loan Agreement by and between Fan Zhou and Farvision Education Group Inc. dated March 31, 2021
10.41*	Loan Agreement by and between Fan Zhou and Visionary Education Services and Management Inc. dated November 5, 2021
10.42*	Loan Agreement by and between Fan Zhou and Vision Education Technology Holdings Group Inc. dated March 31, 2021
10.43*	Loan Agreement by and between Fan Zhou and Farvision Education Group Inc. dated February 28, 2022
10.44*	Loan Agreement by and between Fan Zhou and Farvision Education Group Inc. dated March 9, 2022

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10.45*	Form of Indemnification Agreement between Visionary Education Technology Holdings Group Inc. and the Indemnified Party
10.46*	Form of Indemnification Agreement between Fan Zhou and the Indemnified Party
10.47*	Fifth Amendment to Agreement of Purchase and Sale of 95-105 Moatfield Drive, Toronto, Ontario by and between GTA Office DMM Inc. and 123 Real Estate Development Ontario Ltd. dated October 5, 2021
10.48*	Loan Forgiveness Agreement by and between Fan Zhou and Visionary Education Technology Holdings Group Inc. dated as of April 4, 2022
10.49*	Loan Agreement by and between Fan Zhou and Vision Education Technology Holdings Group Inc. dated April 4, 2022
14.1*	Code of Ethics
17.1*	Letter of Fan Zhou resigning as director ad executive director dated December 15, 2021
21.1*	List of Subsidiaries of the Registrant
23.1	Consent of MNP, LLP
23.2*	Consent of LexTransact Law (included in 5.1 above)
24.1*	Power of Attorney (included in signature pages hereto)
99.1*	Representation Letter of the Company under Item 8.A.4 of Form 20-F
107*	Filing Fee Table

_________________

* Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ontario, Canada on May 6, 2022.

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

By: /s/ Thomas Traves
Name: Thomas Traves
Title: Chief Executive Officer (principal executive officer),
Chairman, and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Traves his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective amendments thereto) effective upon filing pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that each said attorney-in-fact and agent or any of them or their or his or her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas Traves	Chairman, Chief Executive Officer, and Director	May 6, 2022
Thomas Traves	(principal executive officer)

/s/ Katy Liu	Chief Financial Officer	May 6, 2022
Katy Liu	(principal financial and accounting officer)

/s/ J. Colin Dodds	Director	May 6, 2022
J. Colin Dodds

/s/ Zaiyi Liao	Director and Chief Operating Officer	May 6, 2022
Zaiyi Liao

/s/ Yu Bun Chan	Vice Chairman of the Board and Director	May 6, 2022
Yu Bun Chan

/s/ Haiping Xie	Director	May 6, 2022
Haiping Xie

/s/ Simon Tang	Vice Chairman of the Board and Director	May 6, 2022
Simon Tang

/s/ Peter Milliken	Honorable Chairman and Director	May 6, 2022
Peter Milliken

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